Exhibit 10.2

AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into effective as of January 1, 2011, by and between Neil Nguyen (the “Employee”) and DG FastChannel, Inc., a Delaware corporation (the “Corporation”).

WHEREAS, the Corporation and the Employee are parties to that certain Amended and Restated Employment Agreement dated as of January 11, 2010 (the “Agreement”); and

WHEREAS, the Corporation and the Employee desire to amend the Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Employee and the Corporation, intending to be legally bound, hereby amend the Agreement as follows:

1.             The first sentence of Section 4(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Base Salary. During the last two years of the Employment Term, the Employee’s annual base salary shall be $450,000, payable in equal bi-weekly installments or in accordance with the Corporation’s then standard practices, or such higher compensation as may be established by the Corporation from time to time (“Base Salary”).”

2.             The following sentence is hereby added to the end of Section 12(a) of the Agreement:

“Notwithstanding the foregoing, in the event of the termination of the Employee’s employment by reason of the Employee’s death or disability, the Employee (or the Employee’s estate, as applicable) shall be entitled to receive the annual bonus which the Employee would have been entitled to receive had the Employee remained employed by the Corporation pursuant this Agreement for the entire year during which the Date of Termination occurs, which annual bonus shall be determined by the Compensation Committee based on the Corporation’s performance for such year and in accordance with the terms of the applicable bonus program for such year, payable in a lump sum payment on the date on which annual bonuses for the year in which the Date of Termination occurs are paid to the Corporation’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the year following the year in which the Date of Termination occurs, subject to Section 14(b).  In the event the foregoing amount is paid following a termination of the Employee’s employment by reason of the

Employee’s disability, the Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.”

3.             Section 12(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)         If the Employee terminates for Good Reason or following a Change of Control pursuant to Section 11(g) above, or if the Employee is terminated by the Corporation other than for Cause or any other reason set forth in subparagraph (a) above during the Employment Term, the Employee shall be entitled to the sum of (i) the greater of (A) all remaining salary, in a lump sum payment, under this Agreement to the end of the Employment Term, or (B) salary, in a lump sum payment, from the Date of Termination through the first anniversary of the Date of Termination, which amounts shall be paid in equal bi-weekly installments or in accordance with the Corporation’s then standard payroll payment practices (but no less frequently than monthly), subject to Section 14(b), plus (ii) the annual bonus which the Employee would have been entitled to receive had the Employee remained employed by the Corporation pursuant this Agreement for the entire year during which the Date of Termination occurs, which annual bonus shall be determined by the Compensation Committee based on the Corporation’s performance for such year and in accordance with the terms of the applicable bonus program for such year, payable in a lump sum payment on the date on which annual bonuses for the year in which the Date of Termination occurs are paid to the Corporation’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the year following the year in which the Date of Termination occurs, subject to Section 14(b).  The Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.”

4.             Section 13 of the Agreement is hereby amended and restated in its entirety as follows:

“14.         Severance.  Following the end of the Employment Term, upon termination of Employee’s employment with the Corporation for any reason other than Cause, but upon ninety days’ prior written notice if such termination is by the Employee, the Corporation shall pay to the Employee the sum of (a) an amount equal to six months of the Employee’s Base Salary at the rate in effect on the Date of Termination, which amount shall be paid in equal bi-weekly installments or in accordance with the Corporation’s then standard payroll payment practices (but no less frequently than monthly), subject to Section 14(b), plus (b) the annual bonus which the Employee would have been entitled to receive had the Employee remained employed by the Corporation pursuant this Agreement for the entire year during which the Date of Termination occurs, which annual bonus shall be determined by the Compensation Committee based on the Corporation’s performance for such year and in accordance with the terms of the applicable bonus program for such year, payable in a lump sum payment on the date on which annual bonuses for the year in which the Date of Termination occurs are paid to the Corporation’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the year following the year in which the Date of Termination occurs, subject to Section 14(b).”

5.             A new Section 27 is hereby added to the Agreement as follows:

“27.         Key Person Insurance.  At any time during the Employment Term, the Corporation shall have the right to insure the life of the Employee for the Corporation’s sole benefit.   The Corporation shall have the right to determine the amount of insurance and the type of policy.  The Employee shall reasonably cooperate with the Corporation in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.  The Employee shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.  The results of any physical examination of the Employee performed pursuant to the terms hereof shall be made available to the Employee and shall only be disclosed to the Board of Directors with the prior written consent of the Employee.  Except for the purposes of determining whether a disability exists, the Corporation shall not permit the results of any physical examination of the Employee performed pursuant to the terms hereof to have any effect on any employment decisions pertaining to the Employee, and the Corporation hereby agrees and acknowledges that such results shall not have any such effect.”

6.             The Agreement, as amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the Employee and the Corporation have executed and delivered this Amendment on the date(s) set forth below.

DG FASTCHANNEL, INC.

Date:	May 10, 2011	By:	/s/ John R. Harris
		Name:	John R. Harris
		Title:	Compensation Committee Chairman

EMPLOYEE

Date:	May 10, 2011	/s/ Neil Nguyen
Neil Nguyen